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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. __)*

                      Trans World Entertainment Corporation
             ------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             ------------------------------------------------------
                         (Title of Class of Securities)

                                    89336Q100
             ------------------------------------------------------
                                 (CUSIP Number)

                                  May 17, 2006
             ------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

                                   Page 1 of 5

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

CUSIP NO. 89336Q100                                           PAGE 2 OF 5 PAGES

  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Lloyd I. Miller, III                  ###-##-####

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  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]

                                                            (b) [ ]

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  3  SEC USE ONLY

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  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

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                         5 SOLE VOTING POWER

                           864,677
      NUMBER OF          -------------------------------------------------------
       SHARES            6 SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            717,926
        EACH             -------------------------------------------------------
     REPORTING           7 SOLE DISPOSITIVE POWER
       PERSON
        WITH               864,677
                         -------------------------------------------------------
                         8 SHARED DISPOSITIVE POWER

                           717,926
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  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     1,582,603

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 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                            [ ]

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 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.1%
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 12  TYPE OF REPORTING PERSON
     ---------------------------------------------------------------------------
     IN-IA-OO**
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** See Item 4.

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                                                                     Page 3 of 5

Item 1(a).  Name of Issuer:                                               Trans World Entertainment
                                                                          Corporation

Item 1(b).  Address of Issuers's Principal Executive Offices:             38 Corporate Circle
                                                                          Albany, New York 12203

Item 2(a).  Name of Person Filing:                                        Lloyd I. Miller, III

Item 2(b).  Address of Principal Business Office or, if None, Residence:  4550 Gordon Drive
                                                                          Naples, Florida 34102

Item 2(c).  Citizenship:                                                  U.S.A.

Item 2(d).  Title of Class of Securities:                                 Common Stock

Item 2(e).  CUSIP Number:                                                 89336Q100

Item 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or
            (c), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4. OWNERSHIP: The reporting person has sole voting and dispositive power with respect to 864,677 shares of the reported securities as:
            (i) manager of a limited liability company that is the general partner of a certain limited partnership; (ii) custodian of accounts established pursuant to the Florida Uniform Gift to Minors Act;
            (iii) trustee of certain generation skipping trusts; (iv) trustee of a grantor retained annuity trust; and (v) an individual. The reporting person has shared voting and dispositive power with respect to 717,926 shares of the reported securities as: (i) investment advisor to the trustee of certain family trusts; (ii) with respect to shares owned by the reporting person's wife; and
            (iii) investment advisor to the reporting person's ex-wife.

            (a) 1,582,603

            (b) 5.1%

            (c) (i) sole voting power: 864,677

               (ii) shared voting power: 717,926

               (iii) sole dispositive power: 864,677

               (iv) shared dispositive power: 717,926

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Not Applicable

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Other than those shares held directly by Lloyd I. Miller, III as an individual, persons other than Lloyd I. Miller, III have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported securities.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not Applicable

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                                                                     Page 4 of 5

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not Applicable

Item 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not Applicable

Item 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                                     Page 5 of 5

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      Dated: May 30, 2006                           /s/ Lloyd I. Miller, III
                                                    ----------------------------
                                                          Lloyd I. Miller, III